UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 28, 2008

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 E. Houston, San Antonio, Texas	78205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

We announced on January 24, 2008 that fourth-quarter 2007 reported earnings were $0.51 per diluted share compared with $0.50 per share for the fourth quarter of 2006. Fourth-quarter 2007 reported net income was $3.14 billion compared with $1.94 billion for the fourth quarter of 2006. Reported earnings for the full year 2007 were $1.94 per diluted share, up from $1.89 per share for the full year 2006. Reported net income for the full year 2007 was $11.95 billion, up from $7.36 billion for the full year 2006.

On December 29, 2006, AT&T completed the acquisition of BellSouth Corporation (BellSouth) and also thereby acquired the remaining 40% economic interest in AT&T Mobility LLC (AT&T Mobility), formerly Cingular Wireless LLC (Cingular), which AT&T did not own previously. Prior to the acquisition’s close, AT&T included its 60 percent economic share of Cingular’s results in the equity in net income of affiliates line of its consolidated statements of income in accordance with U.S. generally accepted accounting principles (GAAP). AT&T’s 2006 consolidated revenues, expenses and operating income included results from BellSouth and AT&T Mobility for only the two-day period from the closing until year-end 2006.

AT&T’s reported expense comparisons with 2006 primarily reflected the inclusion of AT&T Mobility's and BellSouth Corp.’s operating expenses in 2007.   2007 results also reflected expense and capital savings of approximately $4.0 billion resulting from consolidating AT&T Corp.’s,  AT&T Mobility's and BellSouth Corp.’s operations following completion of their acquisitions.

On a reported basis, our fourth-quarter 2007 revenues were $30.3 billion compared with $15.9 billion in fourth-quarter 2006 and fourth-quarter 2007 operating expenses were $24.9 billion compared with $13.3 billion in the year-ago quarter. Fourth-quarter 2007 reported operating income margin was 18.1%, up from 16.2% in the year-ago quarter.

AT&T Mobility’s reported revenues for the fourth-quarter 2007 were $11.4 billion up 16.3 percent versus the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.  AT&T Mobility recorded a net gain of 2.7 million wireless customers in the fourth quarter of 2007.   The closing of the Dobson Communications acquisition on November 15, 2007 also added 1.7 million subscribers, bringing AT&T Mobility's customer base at year-end 2007 to 70.1  million compared to 61.0 million at year-end 2006.  Fourth-quarter 2007 reported operating expenses totaled $9.4 billion compared with $8.4 billion for the fourth quarter of 2006.

Excluding the effect of the BellSouth acquisition on our reported wireline revenues, revenues from our regional business customers increased compared to the corresponding quarter in the previous year, reflecting increases in Internet-Protocol-based data services. Revenues from our consumer customers were flat versus fourth-quarter 2006, reflecting a continued increase in DSL and video revenues offset by a decline in access lines.  Recurring service revenues from the enterprise (large business) customer group continued the trend seen during the past year of declining at a slowing rate and then returning to positive growth, when viewed on a sequential quarterly basis.  Revenues from wholesale customers declined, continuing the trend of recent quarters with declines in the number of former UNE-P lines and shifts by major carriers to their own networks. Our total switched access lines declined by 7.4% on a year-over-year basis. Revenues from AT&T Corp.’s national mass markets customer group continued to decline sequentially.

AT&T expects to realize significant merger synergies from consolidating operations of BellSouth and AT&T Mobility as well as costs savings from new initiatives in network operations, information technology and customer care. AT&T expects that merger synergies from its previous acquisitions and other cost savings to increase over the next three years, from approximately $4.0 billion in 2007 to $7.0 billion in 2010.

With respect to its deployment of U-verse services, including video, AT&T expects total U-verse subscribers to exceed 1 million by year-end 2008.  We also expect to reach approximately 30 million living units across our 22-state local service area by the end of 2010.  For the full-year 2008, we expect additional dilution from this deployment of approximately $0.12 to $0.14 per share above 2007 levels.  For 2007, dilution from our deployment of U-verse services was $0.11 per share.

We expect that capital expenditures will be in the mid-teens as a percentage of total revenues in 2008.  We expect wireless service revenue growth in the mid-teens and consolidated revenue in the mid-single-digit range for 2008.  Our expectations for 2008 take into account current consumer access line and broadband market conditions and resulting impacts on consumer volumes.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 28, 2008	By: /s/ John J. Stephens Senior Vice President and Controller